EXHIBIT 10.15
DUCOMMUN INCORPORATED
2014 BONUS PLAN

PURPOSE: Reward achievement of Annual Operating Plan of Ducommun Incorporated (the “Company”) to build profitability and provide competitive compensation levels.

CONCEPT: Bonus pool created by the Company’s net income, cash flow from operating activities and net sales compared to Target.

PARTICIPANTS: Seven corporate officers and three key operating officers as set forth on Schedule A.

INCENTIVE AWARD RANGES: 0% to 210% of salary predicated on position.

INCENTIVE AWARD: Based on combination of:

1.	Company performance compared to Target.

2.	Individual manager performance.

APPROVAL: All awards to nine corporate officers and three key operating officers are subject to the approval of the Compensation Committee of the Board of Directors. All other awards are subject to the approval of the CEO.

DISCRETION: The Compensation Committee may exercise its discretion in the award of bonuses independent of the financial metrics.

DUCOMMUN INCORPORATED
2014 BONUS PLAN
(in $000s)

Definitions

Net Income	=
Ducommun consolidated net income excluding the following:
(i)    the effect of any changes in accounting principles that were not contemplated in the Company’s annual operating plan on which the Target is based,
(ii)    any gain or loss on the sale of any business or product line,
(iii)    any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets),
(iv)    transaction-related costs or expenses arising in connection with the purchase or sale of any business or product line, including the effects of Statement of Financial Accounting Standards No. 141R (Statement of Financial Accounting Standards No. 141 shall continue to be applied), and
(v)    Any costs or expenses arising in connection with the refinancing, restructuring or pre-payment of any debt, including but not limited to the unamortized portion of any original issue discount, the unamortized portion of any original issue cost and expenses, and any pre-payment or make-whole payments, costs or expenses.

Cash Flow	=	Cash flow from operating activities (subject to the adjustments of Net Income as set forth above)

Net Sales	=	Ducommun consolidated net sales, adjusted as appropriate for the effect of the purchase or sale of any business or product line

General

▪
Subject to the Compensation Committee’s discretion, no bonus will be paid to corporate or any subsidiary management unless Ducommun Net Income equals or exceeds the minimum Net Income set forth on Schedule B.

▪	Bonus targets for the persons covered by this Plan are expressed as a percentage of 2014 salaries as set forth on Schedule A.

Any person added to the Plan during the year must be approved by the CEO of Ducommun, and will be eligible to receive a pro rata bonus for the portion of the year employed.

▪	Except as set forth on Schedule A, to be eligible to receive a bonus award, a person must be employed by Ducommun or a subsidiary on the date of payment of the 2014 bonus.

▪	All amounts shall be calculated after accrual of the bonuses.

▪
All bonus awards to the persons listed on Schedule A are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors of Ducommun. The Compensation Committee shall make all interpretations of this Plan, and shall have discretion to make exceptions or adjustments as it deems appropriate.

Bonus Pool

▪
A bonus pool shall be generated based fifty percent (50%) on the Net Income, forty percent (40%) on the Cash Flow and ten percent (10%) on the Net Sales (each, a “Financial Metric”) of the Company compared to Target as set forth on Schedule B.

▪	The bonus pool shall be calculated as follows:

▪	Minimum or less = $0

▪	Target = sum of target bonus percentage multiplied by the salary* for all persons covered by this Plan (“Aggregate Target Bonuses”).

▪	Maximum = three times the Aggregate Target Bonuses

*Actual salary earned in 2014

▪
Shortfall in performance on one Financial Metric may be offset by over performance on the other Financial Metrics. (For example, 100% of Target for Net Sales, 90% of Target for Cash Flow and 108% of Target for Net Income creates a bonus pool equal to the Aggregate Target Bonuses.)

▪	All bonus pool amounts shall be calculated on a linear basis for performance between two data points.

Bonus Awards

▪	Individual bonus awards are based on:

▪	Company Net Income, Cash Flow and Net Sales compared to Targets as set forth on Schedule B, and

▪	Assessment of individual manager performance.

▪	Shortfall in performance on one Financial Metric may be offset by over performance on other Financial Metrics.

▪
Individual bonus awards generally are subject to adjustment based on individual manager performance so that the individual bonus award would be in the range of 80% to 150% of the amount that would have been awarded to an individual manager based on the Financial Metrics alone, provided, however, that in unusual circumstances the Compensation Committee, in its discretion, may make adjustments to individual manager awards that are greater than this range.

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